EXHIBIT A – Adviser’s Agreement and Fee Waiver

May 28, 2013

Boyle Capital Management, LLC

Suite 1203

2501 Westown Parkway

West Des Moines, IA 50266

Mr. Brian Boyle:

The above-named registered investment company (the "Fund") herewith confirms its agreement with Boyle Capital Management, LLC (referred to herein for convenience as “you”) as follows:

The Fund desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its charter documents and in its Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Fund's Board of Directors (the “Board”).  The Fund desires to employ you to act as its investment Adviser.

In this connection it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement.  The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Fund's behalf in any such respect.

Subject to the supervision and approval of the Fund's Board, you will provide investment management of the Fund’s portfolio in accordance with the Fund’s investment objectives and Policies and Procedures as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect.  In connection therewith, you will obtain and provide investment research and will supervise the Fund’s investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund’s assets. You will furnish to the Fund such statistical information, with respect to the investments that the Fund held, may hold or contemplates purchasing, as the Fund may reasonably request. The Fund wishes to be informed of important developments materially affecting the Fund’s portfolio and shall expect you, on your own initiative, to furnish to the Fund from time to time such information as you may reasonably believe appropriate for this purpose.

Without limiting the foregoing, you will:

o

Provide performance reports for each Board Meeting and meeting of the Fund’s Shareholders (“Shareholders”);

o

Cooperate with the Fund’s other service providers and provide them with information (and in such format) and assistance as reasonably requested by the Fund or such other service providers;

o

Provide input and information for any required regulatory filings, as reasonably requested by the Fund;

o

Attend all Board Meetings (currently, there are six per year); at least two in person; the remaining may be attended via teleconference;

o

Comply with the applicable provisions of the Fund’s organizational documents, By-Laws, and any Policies and Procedures adopted by the Board (any amendments or updates of any of these documents shall be timely provided to you); and

o

Comply with all applicable laws, rules, and regulations.

In addition, you will supply your own office facilities (which may be in your own offices), data processing services, clerical, stationery, and office supplies.  You shall have the right, at your expense, to engage other entities to assist you in performing some or all of the obligations set forth in this document, provided each such entity enter into an agreement with you in form and substance reasonably satisfactory to the Fund.  You agree to be liable for the acts or omissions of each such entity to the same extent as if you had acted or failed to act under the circumstances.

You shall exercise your best judgment in rendering the services to be provided to the Fund hereunder and the Fund agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Fund, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Fund or to its security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties under this Agreement.

In consideration of services rendered pursuant to this Agreement, commencing on the date agreed between you and the Fund.  The Fund will pay you on the first business day of each month a fee at the rate set forth on Schedule 1 hereto.  Net asset value shall be computed on such days and at such time or times as described in the Fund's then-current Prospectus and Statement of Additional Information.  Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

For the purpose of determining fees payable to you, the value of the Fund’s net assets shall be computed in the manner specified in the Fund's charter documents for the computation of the value of the Fund’s net assets.

You will bear all expenses in connection with the performance of your services under this Agreement, as well as, all advertising expenses you may incur for the Fund in your sole discretion and for all expenses arising from your discretionary use of “investment platforms”, other mutual fund trading platforms (e.g., brokerage firms’ platforms that make available mutual fund shares), or “distributors”.  The Fund shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto, including, but not in limitation of the foregoing, the costs incurred in:  the maintenance of its corporate existence; the maintenance of its own books, records and procedures; dealing with its own Shareholders; the payment of dividends; transfer of shares, including issuance, redemption and repurchase of shares; preparation of share certificates; reports and notices to Shareholders; calling and holding of Shareholders’ and Directors’ meetings; miscellaneous office expenses; brokerage commissions; custodian fees; legal, auditing, fund accounting, prospectus printing and mailing,  proxy material printing and mailing, and financial administration fees; taxes; federal and state registration fees; and other costs and expenses approved by the Board.

The Fund understands that from time to time hereafter you may act as investment Adviser to one or more other investment companies or other managed separate account(s), and the Fund has no objection to your so acting, provided that (i) your ability to render the services provided for in this Agreement is not impaired thereby; and (ii) when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more investment companies or separate accounts managed by you that have available funds for investment, the available securities will be allocated in a manner believed by you to be equitable to each investment company or separate account. It is recognized that in some cases this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for or disposed of by the Fund.

In addition, it is understood that the persons employed by you to assist in the performance of your duties under this Agreement may not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your associates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement.

This Agreement shall continue until May 28, 2014 (the “Reapproval Date” and thereafter shall continue automatically for successive annual periods ending on such day of each year (the “Reapproval Day”, provided such continuance is specifically approved at least annually by (i) the Fund’s Board or (ii) vote of a majority (as defined in the Investment Company Act of 1940 (the “1940 Act”)) of the Fund’s outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Fund’s Board members who are not “interested persons” (as defined in the 1940 Act) of the Fund, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on 60 days' notice, by the Fund's Board or by vote of holders of a majority of the Fund’s shares or, upon not less than 120 days' written notice, by you.  This Agreement also will terminate automatically in the event of its assignment (as defined in the 1940 Act).

This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his capacity as an officer of the Fund. The obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any Board member, officer or Shareholder of the Fund individually.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

Valley Forge Fund, Inc.

By: ______________________

Name: Donald A. Peterson

Title: President

Your signature below acknowledges acceptance of this Agreement:

Boyle Capital Management, LLC

By: _______________________

Name: Brian Boyle

Title: President, Boyle Capital Management, LLC

SCHEDULE 1

Annual Fee as a Percentage

of Average Daily Net Assets

1.0%

FEE WAIVER AND AGREEMENT made this 28th day of May, 2013, between Valley Forge Fund, Inc., a Pennsylvania corporation (the “Fund”), and Boyle Capital Management, LLC, an Iowa limited liability Company (“BCM”), amending the Investment Management Agreement dated May 28, 2013.

WHEREAS, BCM has entered into an Investment Management Agreement with the Fund, pursuant to which BCM provides investment advice to the Fund, and for which BCM is compensated based on the average net assets of such Fund; and

WHEREAS, the Fund and BCM have determined that it is appropriate and in the best interests of the Fund and its Shareholders to limit the expenses of the Fund;

NOW, THEREFORE, the parties hereto agree as follows:

1.

Fee Waiver by BCM. BCM agrees to reduce a portion of its investment advisory fee for the Fund, to the extent necessary to annualized rates as shown below (“Annualized Investment Expense”):

     0.250% on first $250 Million

     0.400% on next $250 Million

     0.500% over $500 Million

2.

Duration and Termination. This Agreement shall continue in effect until May 28, 2014 and shall continue in effect from year-to-year thereafter, unless and until, the Fund or BCM notifies the other party to this Agreement, at least thirty days prior to the end of the one-year period, of its intention to terminate this Agreement. This Agreement shall automatically terminate upon the termination of the Investment Management Agreement between BCM and the Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first-above written.

VALLEY FORGE FUND INC.		BOYLE CAPITAL MANAGEMENT, LLC

By:		By:
Name:	Donald A. Peterson	Name:	Brian Boyle
Title:	President, Valley Forge Fund, Inc.	Title:	President, Boyle Capital Management, LLC